UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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[REGISTRANT] ING Equity Trust ING Funds Trust ING Mutual Funds ING Senior Income Fund
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ING U.S. Investment Management

Client Talking Points

March 29, 2013

ING Equity Trust
ING Growth Opportunities Fund	ING Real Estate Fund
ING Large Cap Value Fund	ING SmallCap Opportunities Fund
ING MidCap Opportunities Fund	ING Value Choice Fund
ING Mid Cap Value Fund

ING Funds Trust
ING Floating Rate Fund	ING Intermediate Bond Fund
ING GNMA Income Fund	ING Short Term Bond Fund
ING High Yield Bond Fund	ING Strategic Income Fund

ING Mutual Funds
ING Diversified Emerging Markets Debt Fund	ING Global Real Estate Fund
ING Diversified International Fund	ING International Core Fund
ING Emerging Markets Equity Dividend Fund	ING International Growth Fund
ING Emerging Markets Equity Fund	ING International Real Estate Fund
ING Global Bond Fund	ING International Small Cap Fund
ING Global Equity Dividend Fund	ING International Value Choice Fund
ING Global Natural Resources Fund	ING International Value Equity Fund
ING Global Opportunities Fund	ING Russia Fund

ING Senior Income Fund
ING Senior Income Fund

(each a “Fund,” and collectively, the “Funds”)

Capitalized terms used but not defined herein have the meanings assigned to them in the Proxy Statement dated April 1, 2013.

The Board for the Trusts and each Fund has scheduled a meeting of shareholders (the “Shareholder Meeting”) for May 13, 2013.

Why is a shareholder meeting being held?

Pursuant to an agreement with the European Commission, ING Groep N.V. (“ING Groep”) has announced its intention to divest ING U.S., Inc. (“ING U.S.”), a wholly owned, indirect subsidiary of ING Groep and a parent company of ING Investments, LLC (“ING Investments” or “Adviser”) and ING Investment Management Co. LLC (“ING IM”), each an investment adviser or sub-adviser to one or more of the Funds (such divestment, the “Separation Plan”). ING Groep has announced that the base case for divesting ING U.S. is an initial public offering of ING U.S. common stock (the “IPO”), in which ING Groep anticipates selling a portion of its ownership interest in ING U.S. and thereafter divesting its remaining ownership over time. While the base case for the Separation Plan is the IPO, all options remain open and it is possible that ING Groep’s divestment of ING U.S. may take place by means of a sale to a single buyer or group of buyers.

The Funds are subject to Section 15 of the Investment Company Act of 1940, as amended (the “1940 Act”). Section 15 provides that any investment advisory agreement, including any sub-advisory agreement, must terminate automatically upon its “assignment,” which includes any transfer of a controlling block of outstanding voting securities of an adviser or the parent company of an adviser. Such transfer is often referred to as a “Change of Control Event.” It is anticipated that one or more of the transactions contemplated by the Separation Plan will be deemed a Change of Control Event. At any such Change of Control Event, the advisory and sub-advisory agreements for each Fund would automatically terminate. For more information on the Separation Plan and its effect on the Funds, please see the section entitled “Impact of the Separation Plan.”

For financial professional use only. Not for inspection by, distribution or quotation to, the general public.

At the Special Meeting, shareholders will also be asked to approve a number of other proposals, including the election of 13 nominees to the Board. Shareholders of ING Diversified International Fund will also be asked to approve an amended advisory fee structure that could increase the advisory fee. In addition, shareholders of certain Funds will be asked to approve a new investment sub-advisory agreement with ING IM. Shareholders of ING Growth Opportunities Fund, ING SmallCap Opportunities Fund, ING Global Equity Dividend Fund, and ING Russia Fund will be asked to approve a “manager-of-managers” policy. Finally, shareholders of certain Funds will be asked to approve a modification to the current “manager-of-managers” policy, which would permit ING Investments, subject to prior approval by the Board, to enter into or materially amend sub-advisory agreements with wholly owned sub-advisers.

Will the Separation Plan change how the Funds are managed?

The Separation Plan is not anticipated to result in any changes to the management of the Funds. If shareholders approve the advisory and sub-advisory agreements in Proposals One through Three, the portfolio managers for each Fund are expected to continue to provide for the day-to-day management of the Funds. In addition, the personnel responsible for the management operations of the Funds, including the Funds’ officers, are not expected to change as a result of the Separation Plan.

The Separation Plan will not result in any change to the investment objective or the investment strategies of any Fund; however, the names of the Funds may change in the future to reflect a change in name of ING Investments or ING IM. The brand or company name under which ING U.S. and its subsidiaries will operate is currently being evaluated and will be announced at a later date. Shareholders will be notified of any change in the name of a Fund.

Will the Separation Plan change the advisory fees charged to the Funds?

No changes to the advisory fees charged to the Funds are proposed in connection with Proposals One through Three; however if shareholders of ING Diversified International Fund approve the Amended Fee Structure, the advisory fee for ING Diversified International Fund could increase.

What is the Proposal to Amend the Advisory Fee Structure of DIF?

Shareholders of DIF are asked to approve a new investment advisory fee structure (the “Amended Fee Structure”), which would modify the fees payable to ING Investments. Under the proposed Amended Fee Structure, the current fee rate would continue to be charged with respect to assets invested in underlying funds in the ING Fund Complex (“Underlying Funds”), but a higher fee would be charged on assets invested in other types of securities (“Direct Investments”).

The Amended Fee Structure is proposed in connection with a recent change in DIF’s principal investment strategies, which permits DIF to invest to a greater extent in Direct Investments, specifically ETFs. If shareholders approve Proposal Five, the Amended Fee Structure would be implemented immediately.

Currently, DIF does not pay an advisory fee. If Proposal Five is approved by shareholders, DIF would not pay an advisory fee on assets invested in Underlying Funds, but would pay an advisory fee equal to 0.30% of the Fund’s average daily net assets invested in Direct Investments. If DIF were to invest 20% of its assets in Direct Investments including ETFs, it is estimated that the advisory fee would be 0.06% of DIF’s average daily net assets.

If shareholders approve the Amended Fee Structure, ING Investments would be contractually obligated to limit expenses to 1.58%, 2.33%, 2.33%, 1.33%, 1.58%, 1.83%, and 1.33% for Class A, Class B, Class C, Class I, Class O, Class R, and Class W, respectively, through at least March 1, 2018; the obligation would include Acquired Fund Fees and Expenses, but would not extend to interest, taxes, brokerage commissions, and extraordinary expenses. Under this contractual obligation, it is anticipated that under most potential investment scenarios, but not all potential scenarios, DIF’s ordinary operating expenses, including Acquired Fund Fees and Expenses, will not increase for so long as the contractual commitment to limit expenses is in place. After March 1, 2018, the annual fund operating expenses may increase.

Who is nominated to the Board?

The Board has nominated 13 individuals (each a “Nominee,” and collectively, the “Nominees”) for election as Trustee of the Trusts. Shareholders are asked to elect the Nominees as Trustees, effective on May 21, 2013 or upon shareholder approval, whichever is later (the “Election Effective Date”) each to serve until their death, resignation, or retirement, or until a successor is duly elected and qualified.

The Nominees include Colleen D. Baldwin, John V. Boyer, Patricia W. Chadwick, Dr. Albert E. DePrince, Jr., Peter S. Drotch, J. Michael Earley, Martin J. Gavin, Russell H. Jones, Patrick W. Kenny, Joseph Obermeyer Sheryl K. Pressler, Roger B. Vincent, and Shaun P. Mathews. Each Nominee with the exception of Mr. Mathews is an independent or disinterested person, which means they are not “interested persons” of the Trusts, as defined in the 1940 Act. Such individuals are commonly referred to as “Independent Trustee.”

How will Proposal Six affect the management of DIF?

Currently, ING Investments manages the investment of DIF’s assets directly without the use of an investment sub-adviser. ING Investments has proposed, and the Board has approved, ING IM’s engagement as a Sub-Adviser to DIF, pending shareholder approval of a new investment sub-advisory agreement between ING Investments and ING IM (the “Proposed ING IM Sub-Advisory Agreement”). If shareholders approve Proposal Six, ING IM would be directly responsible for the day-to-day management of DIF’s assets. ING Investments and not DIF would be responsible for paying any fees due under the Proposed ING IM Sub-Advisory Agreement. If approved by shareholders, the Proposed ING IM Sub-Advisory Agreement would be effective immediately.

If approved by shareholders, ING IM will serve as sub-adviser to DIF. The persons currently serving as members of the Investment Committee, are associated persons of both ING Investments and ING IM and are expected to continue to provide services to DIF after the implementation of this Proposal.

How will Proposal Seven affect the management of the IIMA Funds?

Shareholders of the IIMA Funds are asked to approve a new investment sub-advisory agreement between ING Investments and ING IM (the “Proposed ING IM Sub-Advisory Agreement”). If shareholders approve Proposal Seven, ING IM would serve as an additional sub-adviser to each IIMA Fund. ING Investments initially anticipates allocating assets only to IIMA; however, in the future, to pursue an IIMA Fund’s investment objectives ING Investments may, at its discretion, allocate a portion of an IIMA Fund’s assets to ING IM, and may change the allocation of the IIMA Fund’s assets among all sub-advisers of the IIMA Fund. ING Investments, and not an IIMA Fund, would be responsible for the payment of any sub-advisory fees due under the Proposed ING IM Sub-Advisory Agreement.

What is the approval of a “Manager-of-Managers” Arrangement?

The Proposed MoM Funds and ING Investments have received an exemptive order from the SEC to permit ING Investments, with the approval of the Board, to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers, without submitting the agreement to a vote of shareholders (the “Existing Relief”). A fund operating in this manner is commonly referred to as a “Manager-of-Managers Fund.” Shareholders of the Proposed MoM Funds are asked to approve operation of the Proposed MoM Funds as manager-of-managers funds. If Proposal Eight is approved, ING Investments will be permitted to enter into sub-advisory agreements with unaffiliated sub-advisers with respect to the Proposed MoM Funds, or to materially modify certain sub-advisory agreements, with prior approval by the Board but without approval by shareholders. The manager-of-managers arrangement has previously been approved by shareholders of, and has been implemented by, other ING Funds.

What is the approval  of a policy to permit appointing wholly owned sub-advisers without shareholder approval?

The Modified MoM Funds and ING Investments have received an exemptive order from the SEC to permit ING Investments, with the approval of the Board, to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers, without submitting the agreement to a vote of shareholders (the “Existing Relief”). A fund operating in this manner is commonly referred to as a “Manager-of-Managers Fund.” Shareholders of each Modified MoM Fund (with the exception of ING Global Equity Dividend Fund, ING Growth Opportunities Fund, ING SmallCap Opportunities Fund, and ING Russia Fund) have previously voted to permit the Funds to operate as a Manager-of-Managers Fund. Shareholders of ING Global Equity Dividend Fund, ING Growth Opportunities Fund, ING SmallCap Opportunities Fund, and ING Russia Fund are asked to approve the operation of these funds as Manager-of-Managers Funds in Proposal Eight.

In January 2013, the Modified MoM Funds and ING Investments filed an application for exemptive relief requesting a modification of the Existing Relief to permit ING Investments, with the approval of the Board, to enter into or materially amend sub-advisory agreements with wholly owned sub-advisers, without submitting the sub-advisory agreement to a vote of shareholders (the “Amended Relief”). Together, the Existing and Amended Relief would permit ING Investments to enter into and materially amend sub-advisory agreements with: (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the Adviser for that Fund; (2) a sister company of the

Adviser for that Fund that is an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the same company that indirectly or directly, wholly owns the Adviser (each of (1) and (2) a “Wholly Owned Sub-Adviser” and collectively, the “Wholly Owned Sub-Advisers”); or (3) sub-advisers that are not “affiliated persons” (as defined in the 1940 Act) of the Adviser, other than by reason of serving as a sub-adviser to the Modified MoM Fund (collectively, with the Wholly Owned Sub-Advisers “Eligible Sub-Advisers”). Other mutual fund complexes have obtained exemptive relief similar to the Amended Relief; however there can be no assurance that the SEC will issue an order based on the Modified MoM Fund’s exemptive application.

Pursuant to the conditions proposed in the Amended Relief, the Modified MoM Funds would not be permitted to rely on the Amended Relief unless, among other things, shareholders have approved a policy permitting ING Investments to enter into and materially amend any sub-advisory agreements with Wholly Owned Sub-Advisers without shareholder approval of the arrangement (the “Modified Manager-of-Managers Policy”). Shareholders are therefore asked to approve operation of the Modified MoM Funds in accordance with the Modified Manager-of-Managers Policy. If Proposal Nine were approved by shareholders, the Modified MoM Funds would continue to seek shareholder approval of new or amended sub-advisory agreements with Wholly Owned Sub-Advisers unless and until the exemptive order requested by the Amended Relief is issued by the SEC.

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